Portfolio Recovery Associates Reports Third Quarter 2005 Results

Net Income Increases 34% to $9.3 Million, or $0.58 per Share; Total Revenue Rises to $37.5 Million

NORFOLK, VA -- 10/25/2005 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today reported net income of $9.3 million, or $0.58 per diluted share, for the quarter ended September 30, 2005.

The Company's third-quarter 2005 earnings represent growth of 34% from net income of $7.0 million, or $0.44 per diluted share, in the same period a year earlier.

Total revenue increased 33% to $37.5 million in the third quarter of 2005 from $28.3 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to the Company's owned debt portfolios plus commissions from its fee-for-service businesses. During the third quarter of 2005, the Company applied 28.4% of cash collections to reduce the carrying basis of its owned debt portfolios. This ratio was 30.3% for the quarter ended September 30, 2004.

"Portfolio Recovery Associates performed well in the third quarter with solid results across the board. Debt purchases totaled $16.5 million, despite a market that continues to be quite competitive from a pricing perspective. Collector-force productivity approached record levels. New marketing efforts by our IGS and Anchor fee-for-service businesses began to yield results, and the integration of newly acquired Alatax proceeded even more smoothly than expected. At PRA, we remain focused, as always, on producing steady, disciplined growth regardless of market conditions. The third quarter of 2005 demonstrates once again our ability to execute on this strategy," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

The Company's earnings through the first nine months of 2005 totaled $27.3 million, or $1.69 per diluted share, compared with $19.7 million, or $1.25 per diluted share, for the first nine months of 2004. Nine month 2005 revenue was $109.2 million, compared with $81.7 million in the first nine months of 2004. For the year to date, the Company has applied 30.6% of its cash collections to reduce the carrying value of its owned debt portfolios, compared with a ratio of 30.9% for the same period in 2004.

Financial and Operating Highlights

--  Cash collections rose 22% to $47.5 million in the third quarter of
    2005, up from $38.8 million in the year-ago period.

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at $136.18 for the first nine months of 2005, compared with $117.59 for all of 2004.

--  The Company purchased $445 million of face-value debt during the third quarter of 2005 for $16.5 million.  This debt was acquired in 29 pools from
    13 different sellers.  The Company purchased $2.47 billion of face value debt for $57.3 million during the first nine months of 2005, and bought
    $3.14 billion of face value debt for $79.8 million during the trailing 12 months ended September 30, 2005.

--  The Company's fee-for-service businesses generated revenue of $3.5 million, up from $1.2 million in the same period a year ago.

--  The Company's cash balances were $67.4 million as of September 30,
    2005, down slightly from $68.5 million as of June 30, 2005.  During the quarter, the Company used $32.6 million of cash, both to fund the acquisition of Alatax and purchase new debt portfolios.  Portfolio Recovery
    Associates continues to have no debt outstanding under its $25 million revolving line of credit.
"In the third quarter, Portfolio Recovery Associates displayed once again our ability to generate significant amounts of cash, deploy that cash intelligently, and exploit our competitive strengths in both debt buying and collection by opportunistic diversification through acquisition and organic growth. We enter the final quarter of 2005 with plenty of cash, ample bank lines, strong cash flow, and solid levels of raw material resulting from our strong debt purchases over the past 12 months. From this position, we look forward to continued success in the fourth quarter and into 2006," said Kevin P. Stevenson, Chief Financial Officer.

Conference Call Information

The Company will hold a conference call with investors today, October 25, 2005, at 5:30 p.m. EDT to discuss its third quarter results. Investors can access the call live by dialing 800-591-6944 for domestic callers or 617-614-4910 for international callers using the pass code 31781457.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 26406071. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The company's primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its Alatax/RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contribution of IGS Nevada and Alatax to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its Registration Statements on Form S-3, its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                   Portfolio Recovery Associates, Inc.
                Unaudited Consolidated Income Statements
                (in thousands, except per share amounts)

                                Three       Three       Nine        Nine
                               Months      Months      Months      Months
                                Ended       Ended       Ended       Ended
                              September   September   September   September
                                 30,         30,         30,         30,
                                2005        2004        2005        2004
                              --------    --------    --------    --------

Revenues:
  Income recognized on
   finance receivables        $ 33,987    $ 27,070    $100,060    $ 77,867
  Commissions                    3,518       1,216       9,139       3,827
                              --------    --------    --------    --------

      Total revenue             37,505      28,286     109,199      81,694

Operating expenses:
    Compensation and
     employee services          11,216       9,155      32,491      26,903
    Outside legal and other
     fees and services           7,417       5,348      22,154      15,039
    Communications               1,115         840       3,213       2,659
    Rent and occupancy             555         435       1,543       1,297
    Other operating expenses       834         648       2,316       2,028
    Depreciation and
     amortization                1,289         488       3,269       1,398
                              --------    --------    --------    --------

      Total operating
       expenses                 22,426      16,914      64,986      49,324
                              --------    --------    --------    --------

        Income from
         operations             15,079      11,372      44,213      32,370

Other income and (expense):
  Interest income                  188          77         476         106
  Interest expense                 (59)        (69)       (186)       (206)
                              --------    --------    --------    --------

        Income before
         income taxes           15,208      11,380      44,503      32,270

        Provision for
         income taxes            5,866       4,405      17,180      12,534
                              --------    --------    --------    --------

        Net income            $  9,342    $  6,975    $ 27,323    $ 19,736
                              ========    ========    ========    ========

Net income per common share
  Basic                       $   0.60    $   0.45    $   1.75    $   1.29
  Diluted                     $   0.58    $   0.44    $   1.69    $   1.25

Weighted average number of
 shares outstanding
  Basic                         15,692      15,342      15,608      15,323
  Diluted                       16,173      15,832      16,133      15,794

                   Portfolio Recovery Associates, Inc.
             Unaudited Consolidated Summary Balance Sheets
                 (in thousands, except share amounts)

                                       September 30,          December 31,
ASSETS                                    2005                    2004

Cash and cash equivalents               $  67,398               $  24,513
Investments                                     -                  23,950
Finance receivables, net                  117,246                 105,189
Property and equipment, net                 7,431                   5,752
Goodwill                                   18,288                   6,397
Intangible assets, net                      9,778                   6,319
Other assets                                1,688                   3,056
                                        ---------               ---------

        Total assets                    $ 221,829               $ 175,176
                                        =========               =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Accounts payable and accrued
   liabilities                             13,723                   7,635
  Deferred tax liability                   21,865                  13,651
  Long-term debt & capital
   lease obligations                        1,697                   2,501
                                        ---------               ---------

        Total liabilities                  37,285                  23,787

Stockholders' equity:
  Preferred stock, par value $0.01,
   authorized shares, 2,000,000,
   issued and outstanding shares - 0            -                       -
  Common stock, par value $0.01,
   authorized shares, 30,000,000,
   issued and outstanding shares -
   15,714,463 at September 30, 2005
   and 15,498,210 at December 31, 2004        157                     155
  Additional paid-in capital              106,735                 100,905
  Retained earnings                        77,652                  50,329
                                        ---------               ---------

 Total stockholders' equity               184,544                 151,389
                                        ---------               ---------

        Total liabilities and
         stockholders' equity           $ 221,829               $ 175,176
                                        =========               =========

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com